Exhibit 4.6


                          FIFTH SUPPLEMENTAL AGREEMENT
                           DATED: 29TH JANUARY, 2004
                                    Between

                    DUNLOP STANDARD AEROSPACE GROUP LIMITED
         and certain of its Subsidiaries as Borrowers and/or Guarantors
                          MIZUHO CORPORATE BANK, LTD.
                                  as Arranger

                                  THE LENDERS

                          MIZUHO CORPORATE BANK, LTD.
                      as Facility Agent and Security Agent
                                      and

                          MIZUHO CORPORATE BANK, LTD.
                              as Syndication Agent

                      relating to a Credit Agreement dated
                      31st July, 1998 as supplemented and
                        amended by a Supplemental Credit
                     Agreement dated 28th September, 1998,
                        a Second Supplemental Agreement
                   dated 7th May, 1999, a Third Supplemental
                   Agreement dated 15th February, 2002 and a
                         Fourth Supplemental Agreement
                            dated 17th January 2003



                                 ALLEN & OVERY

                                     LONDON
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
                                    CONTENTS

CLAUSE                                                                                                    PAGE

1.       Interpretation.......................................................................................1
2.       Amendments to the Original Credit Agreement..........................................................2
3.       Representations and Warranties......................................................................21
4.       Amended Credit Agreement............................................................................22
5.       New Reports.........................................................................................23
6.       Fees................................................................................................23
7.       Incorporation.......................................................................................23
8.       Guarantees and Security.............................................................................23
9.       Miscellaneous.......................................................................................24
10.      Counterparts........................................................................................24
11.      Governing Law.......................................................................................24


SCHEDULE

Part 1   The Obligors (other than the Company)...............................................................25
Part 2   Lenders.............................................................................................26
Part 3   Conditions Precedent Documents......................................................................27

Signatories..................................................................................................29

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THIS FIFTH SUPPLEMENTAL AGREEMENT is dated 29th January, 2004 between:

(1) DUNLOP STANDARD AEROSPACE GROUP LIMITED (registered no. 3573726) an English company with its registered office at Holbrook Lane, Coventry, CV6 4AA (the COMPANY);

(2)      THE OBLIGORS listed in Schedule 1;

(3) MIZUHO CORPORATE BANK, LTD. as arranger of the Facilities (in this capacity the ARRANGER);

(4) MIZUHO CORPORATE BANK, LTD. as agent for the Lenders set out in Schedule 2 (in this capacity the FACILITY AGENT);

(5) MIZUHO CORPORATE BANK, LTD. as security agent and trustee for the Lenders (in this capacity the SECURITY AGENT); and
(6) MIZUHO CORPORATE BANK, LTD. as syndication manager (in this capacity the SYNDICATION AGENT).

WHEREAS:

(A) This Fifth Supplemental Agreement is supplemental to a credit agreement dated 31st July, 1998 (as supplemented and amended by a supplemental credit agreement dated 28th September, 1998, a second supplemental agreement dated 7th May, 1999 (the SECOND SUPPLEMENTAL AGREEMENT), a third supplemental agreement dated 15th February, 2002 (the THIRD SUPPLEMENTAL AGREEMENT) and a fourth supplemental agreement dated 17th January, 2003 (the FOURTH SUPPLEMENTAL AGREEMENT, together with the Second Supplemental Agreement and the Third Supplemental Agreement the SUPPLEMENTAL AGREEMENTS), the ORIGINAL CREDIT AGREEMENT) made between, inter alios, the Company, the Arranger, the Original Lenders and Mizuho Corporate Bank, Ltd. (formerly known as The Fuji Bank, Limited) as Facility Agent and Security Agent pursuant to which the Lenders agreed to make available to the Borrowers certain term loan facilities, capital expenditure facilities and revolving credit facilities.

(B)      The Company has requested certain amendments to the Senior Finance
         Documents.

(C) The parties to this Fifth Supplemental Agreement have agreed to supplement and amend the Original Credit Agreement on the terms set out below.

IT IS AGREED as follows:

1.       INTERPRETATION

(a) Capitalised terms not otherwise defined in this Fifth Supplemental Agreement have the meanings given to them in the Original Credit Agreement, unless the context otherwise requires.

(b) Terms defined in the Recitals hereto have the same meaning when used in this Fifth Supplemental Agreement.

(c)      In this Fifth Supplemental Agreement:

         ADDITIONAL BONDS means the 11?% Senior Notes due 2009 issued by the Issuer in 2004.

         ADDITIONAL BOND DOCUMENTS means the Supplemental Indenture and the Purchase Agreement.

         ADDITIONAL FINANCE DOCUMENT means this Fifth Supplemental Agreement and the amendment letter referred to in Schedule 3 paragraph 1(d)(iii).

         BOND COSTS means the costs, fees and expenses incurred by members of the Group in connection with the offering and sale of the Additional Bonds in a maximum aggregate amount not exceeding $2,500,000;

         FIFTH AMENDMENT EFFECTIVE DATE means the date on which the Facility Agent gives the notice referred to in Clause 2 to the Company and the Lenders;

         PURCHASE AGREEMENT means the purchase agreement dated on or after the date hereof (but prior to the Fifth Amendment Effective Date) providing for the purchase of the Additional Bonds;

         REVISED BUSINESS PLAN means the revised base case model prepared by the Company and approved by the Executives in the agreed form as amended pursuant to any adjustment notified to the Facility Agent (prior to such amendment being made) and which is made as a result of
         (a) the finalisation and audit of the consolidated accounts of the Group for the financial year ending 31st December, 2003 or (b) changes made to the balance sheet and results of operations of the Power 2 Group during the period commencing on 1st January, 2003 and ending on the Power 2 Completion Date (as defined in Clause 2(a) below);

                  SUPPLEMENTAL INDENTURE means the supplemental indenture dated on or after the date hereof (but prior to the Fifth Amendment Effective Date) supplementing the Bond Documents and providing for the issuance of the Additional Bonds.

(d) Clause 1.2 of the Original Credit Agreement is deemed to be set out in full in this Fifth Supplemental Agreement but as if references to the Original Credit Agreement are references to this Fifth Supplemental Agreement.

2.       AMENDMENTS TO THE ORIGINAL CREDIT AGREEMENT

(a) The parties to this Fifth Supplemental Agreement hereby agree for themselves and for their successors, transferees and assignees pursuant to the Original Credit Agreement that, subject to paragraph
         (b) below, upon the Facility Agent confirming to the Company that it has received each of the documents and other evidence set out in
         Schedule 3 hereto in form and substance satisfactory to it, the Original Credit Agreement shall be supplemented and amended by this Fifth Supplemental Agreement as follows:

         (i) on page 1 of the Original Credit Agreement in the list of parties, the words "(now known as Mizuho Corporate Bank, Ltd.)" shall be inserted after each reference to "THE FUJI BANK, LIMITED";

         (ii) in Clause 1.1 of the Original Credit Agreement: (A) the following definitions shall be inserted alphabetically:

                           ""2004/2005 GROWTH PROGRAMMES" means Airbus A380; Joint Strike Fighter; EuroFighter; Boeing B7E7; Boeing 757 retrofit; Embraer ERJ upgrades; CF34; Kelly GFM to CFM; ART; Dunlop Standard Energy; US Navy contract; Electric brakes; A400M; UCAV (Unmanned Combat Air Vehicles); Quick Start; Eurotrainer; MMC; Eurofighter and Power 2 (should the Power 2 Completion Date occur) programmes.

                           "ADDITIONAL BONDS" means the Bonds referred to in paragraph (b) of the definition of Bonds as set out in this Clause 1.1.

                           "ADDITIONAL BOND COMPLETION DATE" means the date on which Additional Bond Proceeds have been received by the Issuer from the issue of the Additional Bonds.

                           "ADDITIONAL BOND PROCEEDS" shall bear the meaning given to that term in Clause 22.1(a) of this Agreement.

                           "BOND PROCEEDS BLOCKED ACCOUNT" means the interest bearing blocked account in the name of Holdco and held with the Security Agent or a Lender into which an amount of $25,000,000 of the Additional Bond Proceeds was deposited on or before the Fifth Amendment Effective Date and which is designated by the Facility Agent and Holdco as the "Bond Proceeds Blocked Account.

                           "EXCLUDED COMPANY" means the Company and the Issuer and any company which is not an Obligor on 21st January, 2004.

                           "FIFTH AMENDMENT EFFECTIVE DATE" shall bear the meaning given to that term in, the fifth supplemental agreement dated on or about 28th January, 2004 and relating hereto.

                           "NEW REPORTS" means each of:

                           (a) the accountants' report dated 31st December 2003 prepared by PricewaterhouseCoopers;

                           (b) the legal due diligence report dated 6th January 2004 prepared by, amongst others, Skadden, Arps, Slate, Meagher & Flom;

                           (c) the environmental report dated 15th October 2003 prepared by URS;

                           (d) the insurance due diligence investigation dated 1st December 2003 prepared by Marsh;

                           (e) the tax report dated 4th December 2003 prepared by PricewaterhouseCoopers; and

                           (f) each supplement, amendment and disclosure to the reports referred to in (a) to (e) above, to the extent that the matters or things referred to in or which precipitated such supplement, amendment or disclosure will not have a Material Adverse Effect.

                           "NEW ACQUIRED ASSETS" means the shares and assets acquired or to be acquired by the Company and certain of its Subsidiaries pursuant to the terms of the Power 2 Documents and all other rights, assets and liabilities (tangible and intangible, present and future, actual and contingent) acquired by the Company or its Subsidiaries pursuant to the Power 2 Documents.

                           "POWER 2" means a single company registered in England and Wales and more particularly identified as the target company in the Power 2 Acquisition in the reports referred to in paragraphs (a) to (e) inclusive of the definition of "New Reports" in this Clause 1.1.

                           "POWER 2 ACQUISITION" means the acquisition of 100% of the issued share capital of Power 2 by an Obligor (other than an Excluded Company) pursuant to the Power 2 Documents.

                           "POWER 2 ACQUISITION COSTS" means all fees, costs, expenses, stamp, registration and capital taxes incurred by the Company (or any member of the Group) in connection with the negotiation, preparation, execution and registration of the Power 2 Documents.

                           "POWER 2 ACQUISITION PRICE" means the total consideration paid or payable by members of the Group (or any of them) in respect of the Power 2 Acquisition.

                           "POWER 2 COMPLETION DATE" means the date of completion of the Power 2 Acquisition pursuant to the Power 2 Documents.

                           "POWER 2 DOCUMENTS" means the share sale and purchase agreement between the Power 2 Vendor and an Obligor (other than an Excluded Company) dated on or after the date of the fifth supplemental agreement (dated on or about 28th January, 2004) relating hereto providing, inter alia, for the sale by the Power 2 Vendor and the purchase by an Obligor (other than an Excluded Company) of Power 2 and all other transaction documents entered into in connection with the Power 2 Acquisition and all transfers and other instruments made pursuant to any thereof to which any member of the Group is a party.

                           "POWER 2 GROUP" means Power 2 and its Subsidiaries on the Power 2 Completion Date immediately upon completion of the Power 2 Acquisition.

                           "POWER 2 VENDOR" means the entity or entities which sell the entire outstanding share capital of Power 2 pursuant to the Power 2 Documents.

                           "PURCHASE AGREEMENT" means the purchase agreement dated on or prior to the Fifth Amendment Effective Date providing for the purchase of the Additional Bonds.

                           "REDEMPTION INTEREST" shall bear the meaning given to that term in Clause 21.48(c)(i).

                           "REVISED BUSINESS PLAN" means the revised base case model prepared by the Company and approved by the Executives in the agreed form as amended pursuant to any adjustment notified to the Facility Agent (prior to such amendment being made) and which is made as a result of (a) the finalisation and audit of the consolidated accounts of the Group for the financial year ending 31st December, 2003 or (b) changes made to the balance sheet and results of operations of Power 2 during the period commencing on 1st January, 2003 and ending on the Power 2 Completion Date.

                           "SUPPLEMENTAL INDENTURE" means the supplemental indenture dated on or prior to the Fifth Amendment Effective Date supplementing the Indenture referred to in paragraph (a) of the definition of Bond Documents in this Clause 1.1 and providing for the issue of the Additional Bonds.";

                  (B) in the definition of "ACQUISITION COSTS" the words "other than the Power 2 Documents" shall be inserted at the end of that definition;

                  (C) in the definition of "APPLICABLE ACCOUNTING PRINCIPLES" the word "Revised" shall be inserted before the words "Business Plan";

                  (D) the definition of "BONDS" shall be deleted and replaced with the following definition:

                           ""BONDS" means:

                           (a)      the $225,000,000 11?% Senior Notes due 2009
                                    issued by the Issuer in 1999; and

                           (b) the 11?% Senior Notes due 2009 issued by the Issuer in 2004 on or prior to the Fifth Amendment Effective Date.";

                  (E) the definition of "BOND DOCUMENTS" shall be deleted and replaced with the following definition:

                           ""BOND DOCUMENTS" means:

                           (i) the Indenture and the Registration Rights Agreement relating to and as defined in the Bonds and the purchase agreement relating thereto;

                           (ii) the Supplemental Indenture and Purchase Agreement; and

                           (iii) any other agreement or document to which the Issuer is a party governing the terms of the Bonds or their issue.";

                  (F) in the definition of "LC BANK" the words "(now known as Mizuho Corporate Bank, Ltd.)" shall be inserted after the words "The Fuji Bank, Limited"

                  (G) in the definition of "MATERIAL GROUP SUBSIDIARY" the word "and" shall be deleted at the end of sub-paragraph (C), the existing sub-paragraph (D) shall be relettered (E) and a new sub-paragraph (D) shall be inserted immediately after sub-paragraph
                           (c) as follows:

                           "each member of the Group named in the certificate delivered by the Company pursuant to clause 21.15(f)(xi) shall be deemed to be a Material Group Subsidiary until either (after delivery of such certificate) the next list of Material Group Subsidiaries is delivered to the Facility Agent pursuant to Clause 21.2(d)(i)(B) or it is shown to the Facility Agent's reasonable satisfaction not to be a Material Group Subsidiary by reference to the latest Accounts delivered to the Facility Agent under Clause 21.2; and";

                  (H) In the definition of "TRANSACTION DOCUMENTS" the word "and" shall be deleted after the words, "Shareholders Agreement" and in its place shall be inserted "," and the words "and the Power 2 Documents (if any)" shall be inserted at the end of that definition;

         (iii)    in clause 20.1 of the Original Credit Agreement:

                  (A) the paragraph after the heading "AUTHORISATIONS:" in clause 20.1(f) shall be numbered as sub-clause (i) and the words "(other than the Power 2 Documents)" shall be inserted after each reference in that paragraph to "Transaction Documents";

                  (B) a new sub-clause (ii) shall be inserted at the end of clause 20.1(f) as follows:

                           "As at the Power 2 Completion Date (it being agreed that this warranty shall only be given if the Power 2 Completion Date occurs), all authorisations required by any Obligor in connection with the entry into, performance, validity and enforceability of, and the transactions contemplated by, the Power 2 Documents have been obtained or effected (as appropriate) and are in full force and effect, save for any filings, applications and registrations to the extent that the Company has notified the Facility Agent in writing prior to the Power 2 Completion Date that they can only be obtained after the Power 2 Completion Date or where the failure to obtain such authorisation could not reasonably be expected to have a material impact either on the business, assets or financial condition of any Obligor or the Finance Parties or on the validity or enforceability of the Power 2 Documents.";

                  (C) the word "and" shall be inserted in clause 20.1(j)(iv) at the end of paragraph (D);

                  (D) new sub-clauses (v) and (vi) shall be inserted at the end of clause 20.1(j) as follows:

                           "(v) To the Company's knowledge as at the Power 2 Completion Date (it being agreed that this warranty shall only be given if the Power 2 Completion Date occurs):

                                   (A)      all material factual information
                                            furnished to each of the firms
                                            which prepared a New Report and
                                            contained or referred to therein
                                            was true at the date (if any)
                                            ascribed thereto or (if none) on
                                            the date of the relevant New
                                            Report;

                                   (B)      none of the New Reports are
                                            misleading;

                                   (C)      all expressions of opinion or
                                            intention given by or on behalf of
                                            any member of the Group and all
                                            forecasts and projections furnished
                                            by any member of the Group to each
                                            such firm and contained or referred
                                            to in their respective New Reports
                                            were arrived at after careful
                                            consideration, were fair and were
                                            based on reasonable grounds;

                                   (D)      such New Reports do not omit any
                                            information which would make any
                                            material information, forecasts or
                                            projections in the New Reports (or
                                            any of them) misleading; and

                                   (E)      nothing has occurred or come to
                                            light which renders any of the
                                            material factual information,
                                            expressions of opinion or
                                            intention, projections or
                                            conclusions contained in the
                                            Revised Business Plan or any of the
                                            New Reports, as the case may be,
                                            inaccurate or misleading (or in the
                                            case of expressions of opinion,
                                            conclusions or projections, other
                                            than fair and reasonable),

                                    in each case, in any material respect (or in the case of (A) or (C) above in all material respects) in the overall context of the New Acquired Assets, the Group and the transactions contemplated hereby or which would be reasonably likely, if disclosed, to adversely affect the decision of a person (including the Original Lenders) considering whether to enter into this Agreement.

                           (vi)

                                   (A)      All material factual information
                                            contained in the Revised Business
                                            Plan was true or, in the case of
                                            information provided by any person
                                            other than the Company or its
                                            advisers, was to its knowledge true
                                            in all material respects at the
                                            date (if any) ascribed thereto in
                                            the Revised Business Plan or (if
                                            none) at the date of the relevant
                                            component of the Revised Business
                                            Plan.

                                    (B)     All expressions of opinion or
                                            intention and all forecasts and
                                            projections contained in the
                                            Revised Business Plan were arrived
                                            at after careful consideration,
                                            were fair and were based on
                                            reasonable grounds. The forecasts
                                            and projections contained in the
                                            Revised Business Plan are
                                            reasonable and are believed by the
                                            Executives to be attainable.

                                   (C)      The Revised Business Plan as of its
                                            date (or the relevant component
                                            thereof) was not misleading in any
                                            material respect and did not omit
                                            to disclose any matter failure to
                                            disclose which would result in any
                                            information contained in the
                                            Revised Business Plan being
                                            misleading in any material respect
                                            in the context of this Agreement.";

                  (E) sub-clause (iii) in clause 20.1(l) shall be re-numbered (iv) and a new sub-clause (iii) shall be inserted after the end of sub-clause (ii) as follows:

                           "(iii) The warranty in this sub-Clause 20.1(l)(iii) shall only be given if the Power 2 Completion Date occurs. The documents, if any, delivered to the Agents (or any of them) on or prior to the Power 2 Completion Date by or on behalf of any Obligor pursuant to Clause 21.15(f) were when delivered genuine and in the case of copy documents, were true, complete and accurate copies in all material respects, of originals which had not been amended, varied, supplemented or superseded in any way which would be likely materially and adversely to affect the interests of the Lenders under the Senior Finance Documents.";

                  (F) a new sub-clause (v) shall be inserted at the end of clause 20.1(l) as follows:

                           "The warranty in this sub-Clause 20.1(l)(v) shall only be given if the Power 2 Completion Date occurs. The Power 2 Documents, if any, as furnished to the Facility Agent pursuant to Clause 21.15(f), contain all the material terms of the Power 2 Acquisition.";

                  (G) the paragraph after the heading "REPRESENTATIONS TO THE COMPANY" in clause 20.1(o) shall be re-numbered as sub-clause (i) and a new sub-clause (ii) shall be inserted as follows:

                           "As at the Power 2 Completion Date (it being agreed that this warranty shall only be given if the Power 2 Completion Date occurs) the Company has no reason to believe that any of the representations and warranties (as qualified by any related disclosure letter issued by the Power 2 Vendor) given by any member of the Group and/or by the Power 2 Vendor in each case in the Power 2 Documents are untrue or inaccurate in any material respect.";

                  (H) the words "and New Acquired Assets" shall be inserted at the end of (and as part of) the heading in clause 20.1(r) before the semi-colon and the paragraph after the new heading shall be numbered as sub-clause (i) and a new sub-clause (ii) shall be inserted at the end of clause 20.1(r) as follows:

                           "(ii) Immediately upon the Power 2 Completion Date (it being agreed that this warranty shall only be given if the Power 2 Completion Date occurs) each member of the Group which is contemplated as acquiring shares pursuant to the Power 2 Documents will become the beneficial owner (or owner as the case may be) of such shares and will be entitled forthwith (subject to the payment of any necessary stamp or transfer taxes (which the Company undertakes to pay or procure the payment of promptly after the Power 2 Completion Date)) to become the legal registered owner of such shares free from all Encumbrances, claims and competing interests whatsoever save as expressly permitted under the Senior Finance Documents.";

                  (I) a new clause 20.1(y) shall be inserted at the end of clause 20.1 as follows:

                           (y) STRUCTURE CHART: If the Power 2 Completion Date occurs, the structure chart of the Group delivered by the Company to the Facility Agent pursuant to Clause 21.15(f)(xi) contains descriptions which in all material respects are true, complete and correct of the corporate ownership structure (legal and beneficial) of the Group (including details of any minority shareholdings held by any person who is not a member of the Group and details of all partnerships in which any member of the Group has an interest) showing each Subsidiary and all inter-company loans of more than (pound)1,000,000 (or its equivalent in other currencies) as they will be immediately after the Power 2 Completion Date.";

         (iv)     in clause 20.2 of the Original Credit Agreement:

                  (A) the first line after the heading shall be lettered as sub-clause (a), the existing sub-clauses (a)(i) and (a)(ii) shall be re-numbered as sub-clauses
                           (i)(A) and (i)(B) respectively and the existing sub-clause (b) shall be re-numbered as sub-clause
                           (ii);

                  (B) in sub-clause (b) (by reference to the revised lettering referred to in the immediately preceding paragraph) the reference to "(s)" shall be replaced with a reference to "(s))", the words "and on" which appear after the words "each Utilisation Date" shall be deleted. In addition, the words "and on the Power 2 Completion Date" shall be inserted after the words "each Interest Date", and the reference "Clause 20.1(i) ((i), (ii) and (iii)" the first time it appears shall be replaced with the reference "Clause 20.1(j)(i), (ii), (iii) and (vi)". The words "(other than with respect to the giving of such representation 20.1(j)(vi) on the Power 2 Completion
                           Date)" shall be inserted after the words "provided that" and the reference "Clause 20.1(j)(i), (ii) and
                           (iii)" the second time it appears shall be deleted and replaced with the words "Clause 20.1(j)(i),
                           (ii), (iii) and (other than with respect to the giving of such representation on the Power 2 Completion Date) (vi)";

                  (C) a new sub-clause (b) shall be inserted at the end of clause 20.2 as follows:

                           "The representations and warranties set out in Clauses 20.1(f)(ii), 20.1(j)(v), 20.1(j)(vi),
                           20.1(l)(iii), 20.1(l)(v), 20.1(o)(ii), 20.1(r)(ii)
                           and 20.1(y) shall be made by each Obligor on the Power 2 Completion Date with reference to the facts and circumstances existing at that time.";

         (v) in clause 21.3(a)(ii), of the Original Credit Agreement, the word "Revised" shall be inserted before the word "Business Plan";

         (vi) in clause 21.4(e) of the Original Credit Agreement the reference to "(i)," shall be replaced with "(i)", the reference to "and (ii)" shall be replaced with ", (ii)" and the following words shall be inserted at the end of that sub-clause immediately before the semi-colon as follows:

                  " and (iii) details of any post closing adjustment or other payment required to be made by any party under the Power 2 Documents";

         (vii) clause 21.10(a) of the Original Credit Agreement shall be deleted and replaced with the following:

                  "(a) under the Bond Documents in an aggregate principal amount not exceeding $357,000,000 or (following any redemption of the Bonds made pursuant to Clause 21.48(c) (Additional Bond Proceeds)) an amount not exceeding $357,000,000 less the principal amount of any Bonds redeemed; or

         (viii) in clause 21.15(e) of the Original Credit Agreement, the words "Clause 21.34." shall be deleted and replaced with the words "Clause 21.34; or";

         (ix)     a new sub-clause (f) shall be inserted at the end of clause
                  21.15 of the Original Credit Agreement as follows:

                  "(f) the Power 2 Acquisition (and the incorporation by an Obligor of a new 100% owned limited liability company to purchase Power 2 (provided such new company becomes an Obligor prior to it purchasing Power 2)), provided that not less than 5 days prior to the Power 2 Completion Date the Facility Agent has received all of the following documents, evidence and things, in each case, other than with respect to (xiv) below, in form and substance satisfactory to it (and, with respect to the documents and other things to be delivered pursuant to paragraphs (viii) and (ix) below, the Facility shall not unreasonably withhold or delay its determination or satisfaction provided that the Facility Agent is satisfied that, (A) with respect to paragraph (ix) below, the execution and performance of the Power 2 Documents by the Group (or any member thereof) will not have a Material Adverse Effect and (B) with respect to paragraph
                           (viii) below any failure to obtain or deliver any such authorisation, document, opinion or assurance or with respect to any authorisation or other document, opinion or assurance obtained the matters referred to therein and/or conditions and obligations imposed on any member of the Group thereby, will not have a Material Adverse Effect):

                           (i)     (A)      evidence that the member of the
                                            Group which will acquire Power 2 is
                                            an Obligor and is not an Excluded
                                            Company ;

                                   (B)      confirmation that the Power 2 Group
                                            carries on a similar business to
                                            the business undertaken by the
                                            Group;

                                   (C)      confirmation that the Power 2 Group
                                            has its main centre or centres of
                                            operations in England and Wales;

                           (ii)    evidence that:

                                   (A)      $25,000,000 of the Additional Bond
                                            Proceeds are standing to the credit
                                            of the Bond Proceeds Blocked
                                            Account ;

                                   (B)      the obligations of all parties to
                                            the Power 2 Documents are
                                            unconditional and the conditions to
                                            completion in each of the Power 2
                                            Documents have been satisfied or
                                            waived (to the extent that any such
                                            waiver will not have a Material
                                            Adverse Effect);

                           (iii) copies of any inter company loan agreement between Holdco and the Obligor purchaser of Power 2 evidencing the proposed loan of the proceeds of the Bond Proceeds Blocked Account to the Obligor purchaser of Power 2 to be applied by such Obligor in satisfaction of the Power 2 Acquisition Price and evidence that any such loan complies with the provisions of Clause 21.23(b);

                           (iv) a certificate of the Company signed by two directors that no Default has occurred and is continuing under this Agreement at the time of the Power 2 Acquisition or will occur as a result of the Power 2 Acquisition;

                           (v) a certificate of the Company signed by two directors (one of whom shall be the Chief Financial Officer) confirming that the relevant member of the Group which is making the Power 2 Acquisition has carried out such due diligence in respect of the Power 2 Acquisition as a reasonable purchaser would normally undertake and that it is satisfied with the results thereof and that the Power 2 Group is not subject to any material liabilities (actual or contingent) (as confirmed by appropriate due diligence reports) which will not be discharged prior to or upon completion of the Power 2 Acquisition except for those liabilities incurred in the ordinary course of business and which are permitted to be outstanding in accordance with the other terms of this Agreement;

                           (vi)    if a newly incorporated company is
                                   established to acquire Power 2 (as
                                   contemplated in the parenthesis in the first line of this Clause 21.15(f)), duly executed security in favour of the Security Agent (or as otherwise provided in this Agreement) for the Finance Parties by the relevant members of the Group in accordance with the Agreed Security Principles and Clause 19.3, over:

                                   I.       the shares of such newly
                                            incorporated company; and

                                   II.      the assets of such newly
                                            incorporated company,

                                   together with all instruments, assurances, acts and things required to be delivered in respect thereof pursuant to Clause 19.3(e)

                           (vii)   the New Reports;

                           (viii) a copy of any other authorisation or other document, opinion or assurance necessary in connection with the entry into and performance of and transactions contemplated by the Power 2 Documents;

                           (ix) a copy (certified by the Company (or on its behalf by its legal advisors) as being correct, complete and in full force and effect and not having been amended or superseded) of the Power 2 Documents together with any related disclosure letter issued by the Power 2 Vendor in connection therewith;

                           (x) a structure chart of the Group containing descriptions which in all material respects are true, complete and correct of the corporate ownership structure (legal and beneficial) of the Group (including details of any minority shareholdings held by any person who is not a member of the Group and details of all partnerships in which any member of the Group has an interest) showing each Subsidiary and all inter-company loans of more than (pound)1,000,000 (or its equivalent in other currencies) as they will be immediately after the completion of the Power 2 Acquisition;

                           (xi) a certificate of the Company signed by two directors, identifying each member of the Power 2 Group (i) whose pre-tax profits represent five per cent. or any greater percentage of the aggregate of Consolidated EBIT of the Group and consolidated earnings before interest and tax of the Power 2 Group, or (ii) the book value of whose gross assets is five per cent. or more of the aggregate of consolidated gross assets of the Group and consolidated gross assets of the Power 2 Group, in either case determined in accordance with the Applicable Accounting Principles or (iii) whose aggregate sales to third parties in any annual Accounting Period, calculated on a consolidated basis in accordance with the Applicable Accounting Principles and excluding VAT and/or sales tax, are at least five per cent. or more of the aggregate sales of the Group and the Power 2 Group to third parties (similarly calculated), and for this purpose:

                                   (A)      in the case of a company which
                                            itself has Subsidiaries, the
                                            calculation shall be made by using
                                            the consolidated pre-tax profits or
                                            gross assets or aggregate sales, as
                                            the case may be, of it and its
                                            Subsidiaries;

                                   (B)      the calculation of consolidated
                                            pre-tax profits or gross assets or
                                            aggregate sales shall be made by
                                            reference to:

                                            I.        in the case of a member
                                                      of the Power 2 Group the
                                                      Relevant Accounts (as
                                                      defined below) of the
                                                      relevant company (or, as
                                                      the case may be, a
                                                      consolidation of the
                                                      accounts of it and its
                                                      Subsidiaries), or, if no
                                                      such Relevant Accounts
                                                      exist in relation to
                                                      anyPower 2 Group member,
                                                      the PWC Report (as
                                                      defined below); and

                                            II.       in the case of the Power
                                                      2 Group, the report
                                                      referred to in paragraph
                                                      (a) of the definition of
                                                      New Reports in Clause 1.1
                                                      (the "PWC Report"); and

                                            III.      in the case of the Group,
                                                      the latest unaudited
                                                      quarterly or audited
                                                      annual consolidated
                                                      Accounts of the Group
                                                      delivered to the Facility
                                                      Agent under Clause 21.2;

                           (xii)   if a newly incorporated company is
                                   established to acquire Power 2 (as
                                   contemplated in the parenthesis in the first line of this Clause 21.15(f)), a Guarantor Accession Agreement executed by such company together with each such other instrument, opinion or document required to be delivered with respect to an Additional Guarantor pursuant to Clause 19.2;

                           (xiii) a certificate of the Company signed by two directors (one of whom shall be the Chief Financial Officer) confirming that the Power 2 Acquisition Price is an amount of no more than (pound)43,000,000; and

                           (xiv) a copy of the latest management accounts for each member of the Power 2 Group that prepare management account as have been reviewed (and identified as such to the Facility Agent) by PricewaterhouseCoopers for the purposes of the PWC Report (the "Relevant Accounts").

                           and provided further that on the Power 2 Completion Date the Facility Agent receives all of the following documents, evidence and things in form and substance satisfactory to it:

                           (A) a Guarantor Accession Agreement executed by each company identified in the certificate referred to at Clause 21.15(f)(xi) above together, in each case, with each such other instrument, opinion or document required to be delivered with respect to an Additional Guarantor pursuant to Clause 19.2 and

                           (B) duly executed security in favour of the Security Agent (or as otherwise provided in this Agreement) for the Finance Parties by the relevant members of the Group (including the Power 2 Group) in accordance with the Agreed Security Principles and Clause 19.3 over:

                                   I.       the shares of Power 2;

                                   II.      the assets of Power 2 and each
                                            company identified in the
                                            certificate referred to in Clause
                                            21.15(f)(xi) above; and

                                   III.     the Power 2 Documents and any New
                                            Report provided in connection with
                                            the acquisition,

                                   together with all instruments, assurances, acts and things required to be delivered in respect thereof pursuant to Clause 19.3(e)";

         (x)      in clause 21.16 of the Original Credit Agreement:

                  (A) in clause 21.16(b)(i) the words, "; or" at the end of sub-paragraph (B) shall be deleted, sub-paragraph
                           (C) shall be re-lettered (D) and a new sub-paragraph
                           (C) shall be inserted immediately after sub-clause
                           (B) as follows:

                           "(C) the recipient of the loan is an Obligor (not being the Issuer or the Company) and requires the funds to meet its obligations under the Power 2 Documents and/or the Power 2 Acquisition Costs and/or the Amendment Costs and/or the Durango Costs or, in the case of Holdco, Clause 21.48(a);";

                  (B) the words "or the payment date for the Redemption Interest" shall be inserted after the words "interest payment" in clause 21.16(b)(ii)(A);

                  (C) the words "or the Redemption Interest payments" shall be inserted after the words "scheduled interest payments" in clause 21.16(b)(ii)(B);

                  (D)      in sub-clause 21.16(b)(ii)(C):

                           (w) the words "or the Redemption Interest Payments" shall be inserted in the second line after the words "scheduled interest payment";

                           (x) the words "Board Documents" shall be deleted and in their place shall be inserted the words "Bond Documents";

                           (y) the words "or Redemption Interest payment (as the case may be)" shall be inserted after the words, "the Bond Documents) the amount of the schedule interest payment";

                           (z)     the words "or payment date for the
                                   Redemption Interest" shall be inserted at the end of such sub-clause immediately prior to the semi-colon;

         (xi) in clause 21.35(b) of the Original Credit Agreement the words "and on and following the issue of the Additional Bonds the intercompany loan in a principal amount of not more than $125,000,000" shall be inserted after the amount "(pound)125,000,000".

         (xii) in clause 21.36 of the Original Credit Agreement the words "when due" at the end of the clause shall be deleted and in their place shall be inserted the words, "and Redemption Interest, in each case when due or payments in accordance with clause 21.48(c)(i)";

         (xiii) in clause 21.39 of the Original Credit Agreement the words "for a period of five days before such redemption is made, that required for the redemption payment to be made in accordance with clause 21.48(c)(i) or" shall be inserted after the words "schedule interest payments under the Bond Documents or";

         (xiv) in clause 21.40(a) of the Original Credit Agreement, the words "or the Power 2 Vendor under the Power 2 Documents" shall be inserted after the words "Vendors under the Acquisition Agreement", the words " or the Power 2 Documents, as the case may be," shall be inserted after the words "pursue claims under the Acquisition Agreements" and a new sub-clause (c) shall be inserted at the end of clause 21.40 as follows:

                  "(c) On or prior to the Power 2 Completion Date the Company will not (and no other Obligor will) amend, vary or waive in any respect which could have a Material Adverse Effect any provisions of the Power 2 Documents or complete or elect to complete the Power 2 Documents in circumstances where it would be entitled not to do so and to do so would have a Material Adverse Effect.";

         (xv) at the end of clause 21 of the Original Credit Agreement a new clause 21.48 shall be inserted as follows:

                  "21.48   ADDITIONAL BOND PROCEEDS

                  (a) The Company shall procure that at all times the Bond Proceeds Blocked Account shall have standing to its credit not less than $25,000,000 less the amount of any Permitted Withdrawal. No amount may be withdrawn by Holdco from the Bond Proceeds Blocked Account other than by way of a Permitted Withdrawal. For the purposes of this Clause 21.48, a "Permitted Withdrawal" is:

                           (i) the withdrawal from the Bond Proceeds Blocked Account by Holdco on the Power 2 Completion Date of the balance standing to the credit of the Bond Proceeds Blocked Account provided that the Facility Agent has received a certificate (in form and substance satisfactory to it) signed by two directors of the Company that the Power 2 Acquisition Price has been paid in full or will be paid in full on the date of such withdrawal; or

                           (ii) if the Power 2 Completion Date has not occurred on or before 31st May, 2004 and the amount standing to the credit of the Bond Proceeds Blocked Account has not been applied in the manner set out in subparagraph (i) of this definition of "Permitted Withdrawal" above, the withdrawal of an amount of not less than $25,000,000 of the amount standing to the credit of the Bond Proceeds Blocked Account to be immediately applied in redemption of the Redemption Bonds on or prior to 15th July, 2004 and thereafter the balance standing to the credit of the Bond Proceeds Blocked Account may be withdrawn by Holdco, provided that the Facility Agent has received a certificate (in form and substance satisfactory to it) signed by two directors of the Company that the Redemption Bonds have been repaid.

                  (b)      In addition to the requirements set out in paragraph
                           (a) above, commencing on the Additional Bond
                           Completion Date the Company will procure that the remaining Additional Bond Proceeds (as defined in clause 22.1(a)) which have not been utilised in funding the Bond Proceeds Blocked Account and/or in payment of (or as a provision for) the Amendment Costs and/or the Durango Acquisition Costs and/or the Power 2 Acquisition Costs are applied in repayment of the outstanding Tranche D Advances on the last day of the Interest Periods thereof.

                  (c)      (i)     The Company shall procure that if the Power
                                   2 Completion Date has not occurred on or before 31st May, 2004 the Issuer shall pay
                                   $25,000,000 (subject to rounding adjustments in an amount of not more than (pound)50,000) to its bondholders to redeem Bonds (the
                                   "Redemption Bonds") in accordance with the terms thereof on or prior to 15th July, 2004
                                   (the "Bond Repayment Date") (and, for the avoidance of doubt, no amount of interest
                                   ("Redemption Interest") (accrued or payable) on or in respect of the Bonds shall be paid thereby).

                            (ii) The Company shall, on the Bond Repayment Date, provide evidence to the Facility Agent of the redemption of the Redemption Bonds referred to in Clause 21.48(c)(i) above.";

         (xvi)    in clause 22.1(a):

                  (A) the following definitions shall be inserted alphabetically:

                           ""ADDITIONAL BONDS PROCEEDS" means the $125,000,000 less Bond Costs received by the Group from proceeds of the offer and sale of the Additional Bonds.

                           "AMENDMENT COSTS" means those costs and fees incurred by members of the Group in any period in connection with the amendment to this Agreement on the Fifth Amendment Effective Date up to an aggregate maximum amount (for all periods) not exceeding (pound)1,000,000.

                           "BOND COSTS" means those costs, fees and expenses incurred by members of the Group in connection with the offering and sale of the Additional Bonds up to a maximum aggregate amount (for all periods) not exceeding $2,500,000.

                           "DURANGO ACQUISITION COSTS" means those costs incurred by members of the Group in any period in connection with the aborted acquisition in 2003 of a company based in Germany whose principal business is the repair, overhaul and manufacture of large aircraft engines in an aggregate amount not exceeding (pound)4,000,000 (or the equivalent in any other currencies).

                           "EXCESS ADDITIONAL BONDS PROCEEDS" means the
                           Additional Bonds Proceeds minus an amount, if any, equal to the purchase price of the Power 2 Group.

                           "POWER 2 ACQUISITION COSTS" means those costs incurred by members of the Group in any period in connection with the Power 2 Acquisition in an aggregate amount not exceeding (pound)2,000,000 (or the equivalent in any other currencies).

                           "POWER 2 EQUITY PROCEEDS" means the proceeds of any subscription in cash for shares (which by their terms are not redeemable prior to the Senior Discharge Date (as defined in the Priority Agreement)) made as contemplated in Clause 23.1(aa) below by the Investors after the Fifth Amendment Effective Date.";

                  (B)      in the definition of "CONSOLIDATED CASH FLOW":

                           I. in sub-clause (ii) the words "Company (other than any such subscription made pursuant to the Shareholders Agreement which is not an Investors Capex Contribution Amount)" shall be deleted and replaced with the words "during that period (other than Power 2 Equity Proceeds)";

                           II. a new sub-clause (iii) shall be inserted immediately after sub-clause (ii) as follows:

                                   " PLUS an amount of Power 2 Equity Proceeds and/or Excess Additional Bonds Proceeds that a director of the Company certifies as being notionally applied, in such period (the "first period"), against Capital Expenditure or trade working capital with respect to 2004/2005 Growth Programmes. For the avoidance of doubt, any amounts added pursuant to a certification by a director of the Company pursuant to this paragraph (iii) in the first period shall be deemed to be added, without further certification, in all subsequent periods that take into account the first period;"; and

                                   the existing sub-Clause (iii) shall be
                                   re-numbered as sub-Clause (iv) and so forth;

                           III. in the sub-clause re-numbered as (v) as aforesaid, the words "other than the Power 2 Acquisition to the extent such consideration and costs are funded out of Additional Bonds Proceeds or Power 2 Equity Proceeds" shall be inserted after the words "shares acquired by any member of the Group";

                           IV. in the sub-clause re-numbered as (xi) as aforesaid, the words "except that, in relation to the Consolidated Net Working Investment for any period which includes the quarterly Accounting Period in which the Power 2 Completion Date falls or any of the three full quarterly Accounting Periods falling thereafter the Consolidated Net Working Investments at the beginning of such period shall be deemed to include the working capital position of the Power 2 Group as at the date of the completion of the Power 2 Acquisition" shall be inserted at the end of that sub-clause immediately prior to the semi-colon;

                           V. the reference to "PLUS" in the sub-clause re-numbered as (xii) shall be deleted and replaced with the word "MINUS".

                  (C) in the definition of "CONSOLIDATED EBIT" the word "and" shall be deleted from the end of sub-clause
                           (vi), sub-clause (vii) shall be re-numbered as sub-clause (viii) and a new sub-clause (vii) shall be inserted as follows:

                           "(vii) after adding back to the extent deducted Power 2 Acquisition Costs, Durango Acquisition Costs, Amendment Costs and Bond Costs; and"

         (xvii)   in clause 22.2:

                  (A) in the table in clause 22.2(a) the dates and numbers:

                           "31st December, 2003                        1.85
                           31st March, 2004                            1.90
                           30th June, 2004                             1.90
                           30th September, 2004                        2.00
                           31st December, 2004                         2.00
                           31st March, 2005                            2.05
                           30th June, 2005                             2.05
                           30th September, 2005                        2.15
                           31st December, 2005                         2.15
                           31st March, 2006                            2.15
                           30th June, 2006                             2.15"

                           shall be deleted and replaced with:

                           "31st December, 2003                        1.80
                           31st March, 2004                            1.55
                           30th June, 2004                             1.55
                           30th September, 2004                        1.55
                           31st December, 2004                         1.55
                           31st March, 2005                            1.70
                           30th June, 2005                             1.75
                           30th September, 2005                        1.90
                           31st December, 2005                         2.00
                           31st March, 2006                            2.00
                           30th June, 2006                             2.10"

                  (B)      in clause 22.2(b) the dates and numbers:

                           "31st December, 2003                        1.60
                           31st March, 2004                            1.00
                           30th June, 2004                             1.60
                           30th September, 2004                        1.00
                           31st December, 2004                         1.55
                           31st March, 2005                            1.00
                           30th June, 2005                             1.55
                           30th September, 2005                        1.00
                           31st December, 2005                         1.55
                           31st March, 2006                            1.00
                           30th June, 2006                             1.50
                           30th September, 2006                        1.00
                           31st December, 2006                         1.50
                           31st March, 2007                            1.00
                           30th June, 2007                             1.50"

                           shall be deleted and replaced with:


                           "31st December, 2003                        0.80
                           31st March, 2004                            0.75
                           30th June, 2004                             0.80
                           30th September, 2004                        0.80
                           31st December, 2004                         1.00
                           31st March, 2005                            1.00
                           30th June, 2005                             1.00
                           30th September, 2005                        1.00
                           31st December, 2005                         1.00
                           31st March, 2006                            1.00
                           30th June, 2006                             1.00
                           30th September, 2006                        1.00
                           31st December, 2006                         1.00
                           31st March, 2007                            1.00
                           30th June, 2007                             1.00"

                  (C)      in clause 22.2(c) the dates and numbers:

                           "31st December, 2003                        1.60
                           30th June, 2004                             1.60
                           31st December, 2004                         1.55
                           30th June, 2005                             1.55
                           31st December, 2005                         1.55"

                           shall be deleted and replaced with:

                           "31st December, 2003                        1.70
                           30th June, 2004                             1.80
                           31st December, 2004                         1.80
                           30th June, 2005                             1.65
                           31st December, 2005                         1.60"

                  (D)      in clause 22.2(d) the dates and numbers:

                           "31st December, 2003                        2.60
                           30th June, 2004                             2.55
                           31st December, 2004                         2.55"

                           shall be deleted and replaced with:

                           "31st December, 2003                        3.15
                           30th June, 2004                             2.90
                           31st December, 2004                         2.60"

         (xviii)  in clause 22.3:

                  (A) The words "set out in column (2) below opposite the relevant Expenditure Period:" and the table in sub-Clause 22.3(a) shall be deleted and replaced with:

                           ",(A)   if the Power 2 Completion Date has
                                   occurred, set out in column (2) below
                                   opposite the relevant Expenditure Period; or

                           (B) if the Power 2 Completion Date has not occurred, set out in column (3) below opposite the relevant Expenditure Period:

                                     (1)                       (2)                               (3)
                          EXPENDITURE PERIOD          CAPITAL EXPENDITURE                CAPITAL EXPENDITURE
                                                    INCLUDING POWER 2 GROUP            EXCLUDING POWER 2 GROUP
                                                (POUND) (OR EQUIVALENT IN OTHER     (POUND)(OR EQUIVALENT IN OTHER
                                                          CURRENCIES)                       CURRENCIES)

                          31st December, 1998                  19,300,000
                          31st December, 1999                  23,800,000
                          31st December, 2000                  24,500,000
                          31st December, 2001                  29,800,000
                          31st December, 2002                  41,200,000
                          31st December, 2003            (pound)26,600,000             (pound)26,600,000
                          31st December, 2004            (pound)39,000,000             (pound)37,000,000
                          31st December, 2005            (pound)37,000,000             (pound)34,000,000
                          31st December, 2006            (pound)40,000,000             (pound)39,000,000
                          31st December, 2007            (pound)39,000,000             (pound)39,000,000"

                  (B) the words "or (3) (as applicable)" shall be inserted after each reference to "column (2)" in clause 22.3(a);

         (xix) in clause 23.1, at the end of sub-clause (y) the word "or" shall be deleted, at the end of sub-clause (z) the full stop shall be deleted and in its place shall be inserted the word ";or" and at the end of clause 23.1 a new sub-clause (aa) shall be inserted as follows:

                  "POWER 2 EQUITY PROCEEDS: following the occurrence of the Power 2 Completion Date (and provided an initial public offering of not less than (pound)30,000,000 (net of all costs incurred in connection therewith) by the Company has not occurred):

                  (a)(i) the Group (by reference to the accounts delivered to the Facility Agent pursuant to Clause 21.2(b)):

                          (I) incurs Capital Expenditure and/or trade working capital during any Accounting Period ending on an Accounting Date during the year ending 31 December 2004 relating to 2004/2005 Growth Programmes and the Investors fail to subscribe by the Required Subscription Date in cash for Permitted Shares in the Company in an aggregate amount equal to the lower of (a) the amount so incurred by the Group and (b)
                                   (pound)30,000,000 (such required amount
                                   being hereinafter referred to as the "2004
                                   CAPEX SPEND"); or

                           (II) incurs Capital Expenditure and/or trade working capital in an amount less than (pound)10,000,000, during the year ending 31 December 2004 relating to 2004/2005 Growth Programmes and the Investors fail to subscribe, on or prior to 31 December 2004, for Permitted Shares in the Company in an amount of at least (pound)10,000,000 less the 2004 Capex Spend (the "2004 Make-Whole") except that it shall not be an Event of Default under this sub-clause (II) if the Investors do not subscribe the 2004 Make-Whole on or prior to 31 December 2004 if the ratio of Total Net Senior Debt to Consolidated EBITDA is lower than 2.28:1, and the level of Consolidated EBITDA is at least (pound)90,383,000 in each case for the period comprising THE four consecutive quarterly Accounting Periods of the Group (taken together as one period) ending on 30th September, 2004 as determined pursuant to Clause 22.1(a) and as evidenced in the quarterly compliance certificate provided to the Facility Agent pursuant to clause 21.2(d)(ii) for the period ending September 2004; or

                  (ii) the Group (by reference to the accounts delivered to the Facility Agent pursuant to Clause 21.2(b)):

                           (I) incurs Capital Expenditure and/or trade working capital during any Accounting Period ending on an Accounting Date during the year ending 31 December 2005 relating to 2004/2005 Growth Programmes and the Investors fail to subscribe by the Required Subscription Date in cash for Permitted Shares in the Company in an aggregate amount equal to the lower of (a) the amount so incurred by the Group and (b)
                                   (pound)30,000,000 less (i) the 2004 Capex
                                   SpEND, if any and (ii) the 2004 Make-Whole, if any (the "2005 CAPEX SPEND"); or

                           (II) incurs Capital Expenditure and/or trade working capital in an amount less than (pound)30,000,000 less the 2004 Capex Spend, if any and the 2004 Make-Whole, if any, during the year ending 31 December 2005 relating to 2004/2005 Growth Programmes and the Investors fail to subscribe, on or prior to 31 December 2005, for Permitted Shares in the Company in an amount equal to at least (pound)30,000,000 less the 2004 Capex Spend, if any, the 2004 Make-Whole, if any and the 2005 Capex Spend, if any; or

                  (b) the Investors have not subscribed in cash for Permitted Shares in the Company to an amount of at least (pound)30,000,000 pursuant to paragraph (a) abovE BY 31 December 2005.

                  Provided that it shall not be an Event of Default hereunder if the Investors fail to subscribe an amount pursuant to paragraphs (a)(i)(I) and (a)(ii)(I) above for Permitted Shares by the date required therefor if the amount which the Investors are required to subscribe at that date is less than (pound)500,000 and provided that amount is so subscribed by the InvestorS ON the next date on which a subscription referred to in this Clause is made.

                  For the purposes of this clause 23.1(aa) REQUIRED SUBSCRIPTION DATE means, in relation to any amount required to be subscribed by the Investors pursuant to paragraph
                  (a)(i)(I) and (a)(ii)(I) above, the date falling not more than 45 days after the relevant Accounting Date.

                  "PERMITTED SHARES" means shares permitted to be issued by the Company in accordance with Clause 21.18(c)."

         (b) The amendments to the Original Credit Agreement set out in this Clause 2 shall not come into effect and shall be automatically cancelled or revoked unless the Facility Agent has confirmed to the Company and the Lenders that all the conditions set out in Schedule 3 have been satisfied or waived by the Majority Lenders before close of business in London on 31st March 2004.

         (c) The Facility Agent will as soon as practicable notify the Company once all the conditions set out in Schedule 3 have been satisfied or waived by the Majority Lenders.

3.       REPRESENTATIONS AND WARRANTIES

         Each Obligor represents and warrants, and the Company represents and warrants on behalf of each Obligor, to the Agents and each Lender that on the date hereof and on the Fifth Amendment Effective Date in each case with reference to the facts and circumstances pertaining at the time thereof:

         (a) STAMP DUTIES. No stamp duty or registration duty or similar tax or charge is payable in respect of any Additional Finance Document.

         (b) POWERS AND AUTHORITY. It has the power to enter into and perform, and has taken all necessary action to authorise the entry into and performance of, the Additional Finance Documents to which it is or will be a party and the transactions contemplated by the Additional Finance Documents (including, without limitation, under the Original Credit Agreement as supplemented and amended by this Fifth Supplemental Agreement).

         (c) LEGAL VALIDITY. Each of its obligations in each Additional Finance Document to which it is a party is its legally binding, valid and, subject to the Reservations, enforceable obligation.

         (d) NON-CONFLICT. The entry into and performance by it of, and the transactions contemplated by, this Fifth Supplemental Agreement and the Original Credit Agreement (as supplemented and amended by this Fifth Supplemental Agreement) do not and will not:

                  (i) conflict in any material respect with any law or regulation or any official or judicial order applicable to it; or

                  (ii)     conflict with its constitutional documents; or

                  (iii) conflict in any respect with, or entitle any third party to terminate, any agreement or document which is binding upon it, any other member of the Group or any asset of any member of the Group in a manner or to an extent which might have a Material Adverse Effect or would be reasonably likely to have a Material Adverse Effect on the business assets or financial condition of the Company, any Borrower or any Material Group Subsidiary or in a manner or to an extent which could result in any liability on the part of any Finance Party to any third party.

         (e)      AUTHORISATIONS.

                  (i) All authorisations required by any Obligor in connection with the entry into, performance, validity and enforceability of, and the transactions contemplated by the Additional Finance Documents (including, without limitation, under the Original Credit Agreement) have been obtained or effected (as appropriate) and are in full force and effect.

                  (ii) The Obligors' Agent has been duly authorised by each of the other Obligors to execute this Fifth Supplemental Agreement on their behalf.

         (f)      NO DEFAULT.

                  (i) No Default is outstanding or is reasonably likely to result from the execution of, or the performance of any transaction contemplated by any Additional Finance Document.

                  (ii) No other event is outstanding which constitutes (or with the giving of notice, expiry of any grace period or fulfilment of any other applicable condition will constitute) a default or termination event (however described) under any agreement which is binding on it or on any of its assets, to an extent or in a manner which has, or is reasonably likely to have, a Material Adverse Effect.

         (g) REVISED BUSINESS PLAN. As at the date of this Fifth Supplemental Agreement and the Fifth Amendment Effective
                  Date:

                  (i) All material factual information contained in the Revised Business Plan was true or, in the case of information provided by any person other than the Company or its advisers, was to its knowledge true in all material respects at the date (if any) ascribed thereto in the Revised Business Plan or (if none) at the date of the relevant component of the Revised Business Plan.

                  (ii) All expressions of opinion or intention and all forecasts and projections contained in the Revised Business Plan were arrived at after careful consideration, were fair and were based on reasonable grounds. The forecasts and projections contained in the Revised Business Plan are reasonable and are believed by the Executives to be attainable.

                  (iii) The Revised Business Plan as of its date (or the relevant component thereof) was not misleading in any material respect and did not omit to disclose any matter failure to disclose which would result in any information contained in the Revised Business Plan being misleading in any material respect in the context of this Agreement.

         (h) DOCUMENTS. The documents delivered to the Facility Agent by or on behalf of any Obligor as contemplated in Clause 2 are genuine (or, in the case of copy documents, are true, complete and accurate copies of originals), are accurate, up-to-date and in full force and effect (or if a copy, the original is up-to-date and in full force and effect), unless otherwise accompanied by a confirmation of which provisions are not up-to-date and in full force and effect (and the relevant variations), and have not been amended.

4.       AMENDED CREDIT AGREEMENT

         (a) On the Fifth Amendment Effective Date, the representations and warranties referred to in Clause 20.2(a)(ii) of the Original Credit Agreement as being repeated on an Interest Date shall be deemed to be repeated by each Obligor and by the Company on behalf of each Obligor in each case by reference to the facts and circumstances pertaining at that time.

         (b) On the Fifth Amendment Effective Date the Issuer and the Company represent and warrant to the Agents and each Lender that on the date of execution of each of the Additional Bond Documents, on the date of subscription for the Additional Bonds and on the Fifth Amendment Effective Date the Issuer had the power and authority to enter into and had taken all necessary action to authorise the entry into of the Additional Bond Documents and the issue of the Additional Bonds and all necessary authorisations required in connection with such entry or issue have been obtained or effected and are in full force and effect.

5.       NEW REPORTS

         The Lenders hereby confirm that the reports referred to in paragraphs
         (a) to (e) of the definition of "New Reports" in Clause 2 are, in each case, in form and substance satisfactory to the Facility Agent and the Lenders further confirm that, for the purposes of Clause 21.15(f)(vii) of the Original Credit Agreement as amended pursuant to Clause 2, each supplement, amendment and disclosure to those reports will be in form and substance satisfactory to the Facility Agent to the extent that the matters or things referred to in or which precipitated such supplement, amendment or disclosure will not have a Material Adverse Effect.

6.       FEES

         (a) The Company shall pay to the Facility Agent on the Fifth Amendment Effective Date an amendment fee in an amount equal to zero point two zero per cent. (0.20%) of the aggregate Commitments as in force as at the date hereof of those Lenders who consented to the amendments set forth in Clause 2 on or prior to the date of this Agreement. Such fee shall be distributed amongst such consenting Lenders pro rata to their respective Commitments.

         (b) The Company shall promptly on demand pay the Facility Agent the amount of all reasonable costs and expenses (including reasonable legal and notarial fees and expenses) incurred by the Facility Agent in connection with the negotiation, preparation, printing and execution of this Fifth Supplemental Agreement.

7.       INCORPORATION

         (a) This Fifth Supplemental Agreement is a Senior Finance Document for the purposes of the Original Credit Agreement and the other Senior Finance Documents.

         (b) This Fifth Supplemental Agreement shall, from the Fifth Amendment Effective Date, be deemed to be incorporated as part of the Original Credit Agreement so that references in the Original Credit Agreement to "this Agreement", "herein" and like terms shall include this Fifth Supplemental Agreement and the Original Credit Agreement as supplemented and amended by this Fifth Supplemental Agreement.

         (c) Except as otherwise provided in this Fifth Supplemental Agreement, the Senior Finance Documents remain in full force and effect.

8.       GUARANTEES AND SECURITY

         Each Guarantor consents to the amendments to the Original Credit Agreement as set out in Clause 2 of this Fifth Supplemental Agreement and:

         (a) confirms and agrees that its guarantee of the obligations and liabilities of the other Obligors under the Senior Finance Documents remains in full force and effect and will remain in full force and effect; and

         (b) confirms that the charges and security interests created under the Security Documents continue in full force and effect.

9.       MISCELLANEOUS

         (a) The provisions of Clauses 26 (Expenses), 29 (Amendments and Waivers), 36 (Notices) and 37 (Jurisdiction) of the Original Credit Agreement shall apply to this Fifth Supplemental Agreement as though they were set out in this Fifth Supplemental Agreement in full, but as if references in those Clauses to the Original Credit Agreement were references to or included this Fifth Supplemental Agreement.

         (b) Clauses 12 (Payments) and 13 (Taxes) of the Original Credit Agreement shall be incorporated hereto mutatis mutandis.

         (c) A person who is not a party to this Fifth Supplemental Agreement may not enforce any of its terms under the Contracts (Rights of Third Parties) Act 1999 and notwithstanding any term of this Fifth Supplemental Agreement, no consent or any third party is required for any amendment (including any release or compromise of any liability) or termination of this Fifth Supplemental Agreement.

         (d) The parties confirm that the omission of Dunlop Standard Aerospace Overseas Investments Limited and Dunlop Standard Aerospace (Nederland) B.V. from the list of Obligors set out in schedule 1 of the Second Supplemental Agreement, schedule 1 of the Third Supplemental Agreement and schedule 1 of the Fourth Supplemental Agreement (the SUPPLEMENTAL SCHEDULES) was, in each case, a typographical error and hereby agree that each of the Supplemental Schedules shall be read and construed (with retrospective effect to the date of the relevant Supplemental Agreement) as including Dunlop Standard Aerospace Overseas Investments Limited and Dunlop Standard Aerospace (Nederland) B.V.. Dunlop Standard Aerospace Overseas Investments Limited and Dunlop Standard Aerospace (Nederland) B.V. hereby confirm and agree that the Company executed and was authorised to execute the Supplemental Agreements on their behalf and the Company hereby confirms that it did so execute the Supplemental Agreement on behalf of Dunlop Standard Aerospace Overseas Investments Limited and Dunlop Standard Aerospace (Nederland) B.V.. Each of Dunlop Standard Aerospace Overseas Investments Limited and Dunlop Standard Aerospace (Nederland) B.V. confirm and agree that they were (and remain) bound by the terms of each Supplemental Agreement. Each party to this Agreement agrees and acknowledges that the Supplemental Agreements have taken effect in accordance with their terms as if the name of Dunlop Standard Aerospace Overseas Investments Limited and Dunlop Standard Aerospace (Nederland) B.V. had appeared in each Supplemental Schedule.

10.      COUNTERPARTS

         This Fifth Supplemental Agreement may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of this Fifth Supplemental Agreement.

11.      GOVERNING LAW

         This Fifth Supplemental Agreement is governed by English law.

                  This Fifth Supplemental Agreement has been entered into on the date stated at the beginning of this Fifth Supplemental Agreement.


SCHEDULE 1

                     THE OBLIGORS (OTHER THAN THE COMPANY)

         Dunlop Standard Aerospace (UK) Limited

         Serck Aviation Limited

         Dunlop Standard Aerospace Overseas Limited

         Dunlop Standard Aerospace Overseas Investments Limited

         Dunlop Standard Aerospace (Nederland) B.V.

         Dunlop Standard Aerospace (US) Inc.

         Dunlop Standard Aerospace Holdings Plc (previously known as Dunlop Standard Aerospace Holdings Limited)

         Standard Aero Limited

         Dunlop Aviation Canada Inc.

         Dunlop Aviation North America Inc.

         Standard Aero Inc.

         Stewart Warner South Wind Corporation

         Standard Aero (Alliance) Inc.

         Dunlop Holdings Limited

         Dunlop Limited

         Dunlop Aerospace Limited

         Standard Aero (San Antonio) Inc.

         Dunlop Aerospace Parts Inc.


SCHEDULE 2

                                    LENDERS

         Mizuho Corporate Bank, Ltd.

         The Bank of Nova Scotia

         The Royal Bank of Scotland Plc

         The Governor and Company of the Bank of Scotland

         Dresdner Bank AG London Branch

         ABN AMRO Bank N.V.

         General Electric Capital Corporation

         GE Leveraged Loans Limited

         UFJ Bank Limited

         Sumitomo Mitsui Banking Corporation Europe Limited

         PPM UK Limited

         UBS AG

         Lloyds TSB Bank Plc

         Duchess I CDO S.A.

         Panther CDO

         Allied Irish Banks, plc.


SCHEDULE 3

                         CONDITIONS PRECEDENT DOCUMENTS


1. Receipt by the Facility Agent (in form and substance satisfactory to it) of each of the following: (a) a certified copy of a resolution of the board of directors of the Company: (i) approving the terms of, and the transactions contemplated by, the Additional Finance Documents and the
                           Original Credit Agreement as supplemented and amended by the Fifth Supplemental Agreement;

(ii) confirming that it has due authority, pursuant to Clause 2.4 (Obligors' Agent) of the Original Credit Agreement, from each other Obligor to execute the Additional Finance Documents as Obligors' Agent on its behalf; and

(iii)             authorising specified persons to execute the Additional
                  Finance Documents;

(b) a certificate from the Obligors' Agent confirming that there has been no change to the constitutional documents of the Obligors from those previously delivered to the Facility Agent or, if there has been any such change, specifying the changes together with a copy of the articles of association of the Company;

(c) a certificate signed by two directors of the Company confirming that there is no outstanding Default; (d) (i) a certificate signed by two directors of the Issuer confirming receipt by it of $125,000,000
                           (subject to rounding adjustments) less Bond Costs in cash, being the proceeds of the issue of the Additional Bonds;

(ii) evidence that the amount referred to in the certificate referred to in sub-paragraph (d)(i) of this Schedule 3 has been on-lent by the Issuer to Holdco and a copy of the inter company loan therefor;

(iii) an amendment agreement to the Priority Agreement to be entered into by the Senior Creditors (as defined in the Priority Agreement) and the Obligors amending clause 8.2 of the Priority Agreement by inserting at the end of that clause the following sub-clause (c):

                           "(c) Notwithstanding paragraphs (a) and (b) above no member of the Group may pay, repay or prepay any amount outstanding under the Issuer/Holdco Loan (I) without the prior written consent of the Majority Creditors or (II) unless no Event of Default has occurred and the payment is funded by the proceeds of a Permitted Withdrawal and such proceeds are within 5 days used by the Issuer to redeem the Redemption Bonds in accordance with Clause 21.48(c) of the Senior Credit Agreement.

                                    For the purposes of this Clause 8.2,

                           "Issuer/Holdco Loan" means the loan made (in an amount equal to $125,000,000 (subject to rounding adjustments) less Bond Costs) from the proceeds of the issue of the Additional Bonds by the Issuer to Holdco on or before the Fifth Amendment Effective Date."

(iv) confirmation that Holdco has deposited an amount of $25,000,000 of the proceeds of the issue of the Additional Bonds in an interest bearing blocked account (the CASH ACCOUNT) in the name of Holdco held with the Security Agent or a Lender;

(v) a first fixed charge granted under a Security Document over the Cash Account and the debt represented thereby and such document matters and things that are required by clause 19.3(e) of the Original Credit Agreement in relation thereto (such clause being incorporated herein (with respect to such Security Document) mutatis mutandis; and

(vi) a letter between Holdco and the Facility Agent designating the Cash Account as the "Bond Proceeds Blocked Account" for the purposes of the Original Credit Agreement as amended and supplemented by the Fifth Supplemental Agreement.

(e) evidence that all fees and expenses due and payable by the Company under this Fifth Supplemental Agreement have been paid in full;

(f) a certified copy of each duly executed Additional Bond Document and evidence that the Additional Bonds were issued at par, a discount of no greater than 5 per cent. or a premium;

(g) a letter of confirmation from the Investors that the Investors have authorised the (pound)30,000,000 ALL cash subscription by them for shares in the Company as contemplated by clause 23.1(aa) of the Original Credit Agreement (which are permitted to be so subscribed by clause
                  21.18 of the Original Credit Agreement);

(h)               the Revised Business Plan;

(i) written confirmations in the agreed form from Lenders' counsel in each relevant jurisdiction confirming that all guarantees and security given in favour of the Lenders in respect of the Facilities will not be affected by the amendments to Original Credit Agreement made hereby.
                                  SIGNATORIES


                      TO THE FIFTH SUPPLEMENTAL AGREEMENT



         COMPANY

         DUNLOP STANDARD AEROSPACE GROUP LIMITED

         By:



         THE OBLIGORS' AGENT (on behalf of each Obligor other than the Company)

         DUNLOP STANDARD AEROSPACE GROUP LIMITED (as Obligors' Agent)

         By:



         ARRANGER

         MIZUHO CORPORATE BANK, LTD.

         By:



         FACILITY AGENT (for and on behalf of itself and the other Lenders)

         MIZUHO CORPORATE BANK, LTD.

         By:



         SECURITY AGENT

         MIZUHO CORPORATE BANK, LTD.

         By:



         SYNDICATION AGENT

         MIZUHO CORPORATE BANK, LTD.

         By: